Exhibit 99.1
DATE: Nov. 15, 2010

MEDIA CONTACT:	INVESTOR CONTACT:
Julie Gentz	Sharna Reingold
(918) 573-3053	(918) 573-2078
Williams Announces Acquisition in the Core of Bakken Shale
•	Company signs agreement to acquire almost 86,000 net acres in the Williston Basin’s Bakken/Three Forks oil play for $925 million

•	Properties expected to add approximately 185 MMboe of total net reserves potential

•	Provides significant geographic and commodity diversification

•	Acquisition expected to be funded with cash on hand
TULSA, Okla. — Nov. 15 — Williams (NYSE: WMB) announced today that it has signed an agreement to acquire a major acreage position in North Dakota’s Bakken oil play that will, upon completion, diversify the company’s exploration and production interests into light, sweet crude oil production.
By 2013, approximately 25 percent of the company’s E&P revenue streams are expected to be generated by oil production, up from 7 percent in 2010.
In the sale, Williams has agreed to purchase approximately 85,800 net acres from private owners for $925 million. The acreage is located entirely on the Fort Berthold Indian Reservation, located in the Williston Basin of North Dakota.
The company estimates that these properties represent approximately 185 million barrels of oil equivalent (MMboe) in total net reserves potential in the Middle Bakken and the Upper Three Forks formations.
The sale has an effective date of Oct. 1 and is expected to close by year end, subject to standard closing conditions. The assets in the proposed transaction also include 3,300 barrels per day of net oil production from 24 existing wells.
“This acquisition establishes a significant acreage position in an area which further diversifies, and when combined with our recently acquired Marcellus position, basically transforms our business — both geographically and in terms of our product mix,” said Ralph Hill, president of Williams’

exploration and production business. “It enables us to deploy available capital and existing technical expertise to a very attractive new opportunity.”
Williams’ entry into the Bakken Shale play follows its entry into Pennsylvania’s Marcellus Shale, where the company has accumulated approximately 100,000 net acres over the past year and a half.
“This latest acquisition gives us a significant position in the best geologic portion of the strongest onshore oil play in the United States, based on our geologic and engineering analysis,” Hill said. “The pay thickness, high porosity and amount of hydrocarbon saturation are highly attractive. We are now positioned in three of the country’s most attractive growth areas — the Piceance, the Marcellus, and now the Bakken.”
In addition to the purchase price, Williams expects to invest additional funds for drilling and development costs totaling approximately $60 million in 2010 and $200 million to $300 million in 2011. The company expects to fund the acquisition and 2010 capital expenditures with cash on hand, including proceeds from the Piceance asset drop down to WPZ. The funding for 2011 will be provided by expected increases in operating cash flows and expected cash on hand.
Currently, there are three rigs operating on these properties. Williams expects to double the current level of drilling activity to six rigs by 2012 and expects the new leases to be producing more than 20,000 barrels per day by the end of 2012.
Steve Malcolm, Williams’ chairman, president and chief executive officer, said the company’s experience in developing other horizontal shale plays is readily transferable to the Williston Basin.
“Development of the Bakken will be very similar to the low-risk, repeatable nature of the Barnett and Marcellus shales, as well as the tight sands in the Piceance Basin,” Malcolm said. “Technological advancements in just the past few years have allowed the play to shift from exploration to resource development.
“We’re excited about what this transaction means to the future of our drilling portfolio, as well as the opportunities before us to build new relationships in North Dakota and with the Three Affiliated Tribes — the Mandan, Hidatsa and Arikara — who call the area around these properties home,” Malcolm added.
This proposed transaction was not included in the 2010-12 capital expenditure or other guidance provided on Oct. 28. The company will update its guidance when it reports year-end 2010 financial results.
About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 77-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.